Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Centrue Financial Corporation on Form S-1 of our report dated April 13, 2015, on the consolidated financial statements of Centrue Financial Corporation and to the reference to us under the heading “Experts” in the prospectus.

Crowe Horwath LLP

/S/ CROWE HORWATH LLP

Oak Brook, Illinois

September 25, 2015